Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EDGAR Online, Inc.

FIRST. The name of the corporation is EDGAR Online, Inc. (the “Corporation”).

SECOND. The address of the registered office in the State of Delaware is: The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is: The Corporation Trust Company.

THIRD. The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is SEVENTY-SIX MILLION (76,000,000) shares of common stock and the par value of each of such shares is $0.01.

FIFTH. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)     The business and affairs of the Corporation shall be managed by or under the direction of the board of directors (the “Board”).

(2)     The Board, without the prior consent of the stockholders, shall have concurrent power with the stockholders to adopt, alter, amend, change, add to or repeal the bylaws of the Corporation (the “Bylaws”).

(3)     The number of directors of the Corporation shall be fixed from time to time in the manner provided in the Bylaws. Election of directors need not be by written ballot unless the Bylaws so provide.

(4)     To the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The Corporation shall indemnify all directors, officers and employees of the Corporation, and shall advance expenses reasonably incurred by such directors, officers and employees, in defending any civil, criminal, administrative or investigative action, suit or proceeding, in accordance with and to the fullest extent permitted by the DGCL. Any repeal or modification of this Article FIFTH, subsection (4) shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(5)     In addition to the powers and authority hereinbefore or by statute expressly conferred upon it, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this certificate of incorporation (the “Certificate”), and the Bylaws; provided, however, that no Bylaws or amendments thereto hereafter adopted shall invalidate any prior act of the Board which would have been valid if such Bylaws or amendments thereto had not been adopted.

SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.